Exhibit 10.3

LEVEL 3 COMMUNICATIONS, INC.

OSO MASTER AWARD AGREEMENT

THIS OSO MASTER AWARD AGREEMENT (the “Agreement”) is dated as of                                                           , between Level 3 Communications, Inc., a Delaware corporation (the “Company”), and the individual whose name appears  on the signature page to this Agreement (the “Grantee”), an “Employee” as defined in the Company’s 1995 Stock Plan (as amended from time to time) (the “Plan”).

WHEREAS, the Company, pursuant to a grant of authority from the Compensation Committee of the Company’s Board of Directors (the “Committee”), may, from time to time, grant to the Grantee a certain number of outperform stock appreciation rights, which are referred to as “OSOs” (each such grant an “Award”), as described below, pursuant to the Plan.

NOW, THEREFORE, the parties agree as follows:

1.             Grants of Awards.  Pursuant to the provisions of Section 8.1 of the Plan, the Company, from time to time in its sole discretion, may grant Awards to the Grantee relating to a specified number of OSOs that, under certain circumstances and in accordance with the terms hereof, may result in the Grantee having the right to acquire shares of common stock of the Company, par value $.01 per share (the “Award Shares”).  Each Award will be evidenced by an Outperform Stock Appreciation Right Award Letter (an “Award Letter”) in the form attached as Exhibit A hereto (or such other form as approved by the Company), which sets forth the date of the Award (the “Award Date”), the number of OSOs that are the subject of the Award, and the “Initial Price” of the Award Shares covered by the Award.  This Agreement sets forth general terms and conditions applicable to all Awards granted on, or after the date hereof.

2.             Terms and Conditions of Awards

2.1.          Adjustment of Initial Price.  The “Adjusted Price” shall be the Initial Price, adjusted upward or downward as of the Settlement Date, by a percentage equal to the aggregate percentage increase or decrease (expressed as a whole percentage point followed by three decimal places) in the Standard and Poor’s 500 Index over the period (the “Period”) beginning on the Trading Day immediately preceding the Award Date applicable to the Award and ending on the Trading Day immediately preceding the relevant Settlement Date (the “Aggregate Percentage S&P Performance”).  For purposes of this Agreement, the “Settlement Date” shall mean the earlier to occur of (i) the date set forth in the applicable Award Letter as the Settlement Date of the Award and (ii) the effective date of a Change in Control, as defined below.  For purposes of determining the Aggregate Percentage S&P Performance with respect to any Period, the Standard and Poor’s 500 Index as of the first day of the Period shall be deemed to equal the closing value of such index on the Trading Day immediately preceding the Award Date, and the Standard and Poor’s 500 Index on the last day of the Period shall be deemed to equal the average closing value of such index over the ten-consecutive-Trading Day period immediately preceding the Settlement Date.  Notwithstanding anything in this Agreement to the contrary, under no circumstances will the Adjusted Price be less than the Initial Price on the Settlement Date.  In addition, if at any time during which the provisions of this Section 2.1 would cause the Adjusted Price to be less than the Initial Price, the Adjusted Price shall be fixed at the Initial Price.

2.2.          Term.  The term of each Award shall expire on the earlier of the Settlement Date, the effective date of a Change in Control or earlier as set forth in Section 4 hereof.

2.3.          Vesting.  Subject to Section 2.4 hereof, the OSOs granted under an Award shall vest on the Settlement Date.

2.4.          Accelerated Vesting upon Change in Control.  Notwithstanding anything herein or in the Plan to the contrary, and in accordance with the authority granted to the Committee in Section 9.2(b) of the Plan, on the effective date of a “Change in Control” (as defined in the Plan), (i) each Award shall be canceled, and (ii) the Company or its successor shall pay to the Grantee in consideration thereof an amount of cash equal to the value of any OSOs (regardless of whether the OSOs were theretofore vested), assuming for this purpose that the effective date of the Change in Control had been the day during the prior 60-day period ending on the effective date of the Change in Control which produces the highest such value, and (iii) any required withholding related to such payment shall be satisfied by withholding the appropriate amount of cash from such payment.

2.5.          Consideration.  Vested OSOs shall be settled on the Settlement Date as set forth in this Agreement.  As promptly as practicable, the Company shall deliver or pay to the Grantee with respect to and in cancellation of each vested OSO, consideration (the “Settlement Consideration”) equal to the product obtained when (a) the Fair Market Value (as defined in Section 9.1) of a share of Stock as of the day prior to the Settlement Date, less the Adjusted Price for the relevant Award Shares, is multiplied by (b) the Multiplier (as defined in Section 2.6 below); provided, that the Settlement Consideration would be a positive number.  The Settlement Consideration, if any, may be paid in (a) cash, (b) Stock or (c) any combination of cash or Stock, at the Committee’s sole and absolute discretion. In the event that the Company elects to pay some or all of the Settlement Consideration in Stock, the number of shares of Stock to be delivered shall be determined by dividing that portion of the Settlement Consideration to be paid in Stock by the Fair Market Value of a share of Stock as of the day prior to the Settlement Date.  The payment of the Settlement Consideration, if any, shall be, in each case, subject to withholding in accordance with Section 9.5.  For purposes of this Agreement, “Stock” shall mean the Company’s common stock, par value $.01 per share.

2.6.          Multiplier.  For purposes of this Section 2.6, the following terms are defined:

(a)           “S&P Start Number” means the closing value of the Standard and Poor’s 500 Index on the Trading Day immediately preceding the relevant Award Date.

(b)          “S&P End Number” means the simple arithmetic average of the closing value of the Standard and Poor’s 500 Index over the ten-consecutive-Trading Day period immediately preceding the Settlement Date.

(c)           “Stock Start Number” means the Fair Market Value of the Stock on the Trading Day immediately preceding the relevant Award Date.

(d)          “Stock End Number” means the simple arithmetic average of the Fair Market Value of the Stock over the ten-consecutive-Trading Day period immediately preceding the Settlement Date.

(e)           “Duration” means the length of the relevant Period, measured in years and fractions of years (expressed as a whole number followed by three decimal places).

(f)             “Annualized Percentage S&P Performance” means the annualized increase (or decrease) between the S&P Start Number and the S&P End Number over the Period (expressed as a whole percentage point followed by three decimal places), captured by the following formula:

S&P End Number — S&P Start Number	x	100%
S&P Start Number		Duration

(g)          “Annualized Percentage Company Stock Price Performance” means the annualized increase (or decrease) between the Stock Start Number and the Stock End Number over the Period (expressed as a whole percentage point followed by three decimal places), captured by the following formula:

Stock End Number — Stock Start Number	x	100%
Stock Start Number		Duration

The “Multiplier” shall be based on the “Outperform Percentage,” which is the excess, if any, of the Annualized Percentage Company Stock Price Performance over the Annualized Percentage S&P Performance.  The Multiplier shall be expressed as a whole number and decimals, rounded to three decimal places, and be determined as follows:

With respect to each Award that has an Award Date that is on or after the date of this Agreement:

If Outperform Percentage is:	The Multiplier will equal:

0% or less	0

More than 0% but less than 11%	The Outperform Percentage multiplied by 100 multiplied by 4/11. (E.g., if Outperform Percentage = 5%, the Multiplier = 5.000 times 4/11 = 1.818)

11% or more	4.000

In no event will the Multiplier exceed 4.000 for Awards in which the Award Date is on or after the date of this Agreement.

3.             Exempt 162(m) Treatment.  The terms and conditions relating to Awards are designed so that each Award will qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of this Agreement shall be construed accordingly.  Consequently, if at the time of any purported exercise of an Award by the Grantee, the Grantee is a “covered employee” within the meaning of Section 162(m) of the Code, such purported exercise shall not be effective prior to the time that the Company’s shareholders have issued such approvals, and such other actions have been taken as may be required, to qualify the Award as such performance-based compensation.

4.             Termination of Employment/Expiration of Award.

4.1.          Unvested OSOs.  Except as set forth in Section 4.2 below, Awards shall expire as to any unvested Awards as of the date the Grantee ceases to be employed by the Company or any of its Affiliates for any reason .

4.2.          Death, Disability and Retirement.  Notwithstanding the provisions of Section 4.1 above, if the Grantee ceases to be employed by the Company as a result of the Grantee’s death, retirement (in accordance with the Company’s Retirement Benefit then in effect), or “Permanent Total Disability” (as defined in the following sentence), each Award shall not expire and shall remain outstanding until the Settlement Date.  The Grantee shall be considered to have suffered a Permanent Total Disability if the Committee determines that the Grantee is permanently unable to earn any wages in the same or other employment.

5.             Non-Transferability.  Except as specifically allowed by the Committee in writing, an Award and the related OSOs shall not be transferable other than by will or the laws of descent and distribution, and OSOs may be exercised, during the lifetime of the Grantee, only (i) by the Grantee or (ii) on the Grantee’s behalf by a court-appointed legal guardian.  More particularly (but without limiting the generality of the foregoing), except as provided above an Award, OSOs, and the right to receive Settlement Consideration may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award, OSOs, or the right to receive Settlement Consideration contrary to the provisions hereof and the levy of any execution, attachment or similar process upon an Award, OSOs, or the right to receive Settlement Consideration shall be null and void and without effect.

6.             Changes in Capital Structure, Etc.  Section 9.1 of the Plan shall apply to each Award, provided that no action may be taken by the Committee pursuant thereto which would prevent a Pooling Transaction from qualifying as such.

7.             Golden Parachute Gross-Up.

                (a)           In the event it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Grantee pursuant to the terms of the Agreement, whether paid or payable or distributed or distributable, including without limitation the lapse or termination of any restriction on or the vesting of an Award or OSOs granted under the Agreement (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Grantee will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount equal to the Excise Tax plus any penalties or taxes imposed on the Grantee by virtue of such Gross-Up Payment such that, after payment by the Grantee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Grantee retains the full value of an Award and the OSOs thereunder, with the exception of any regular income taxes owed by the Grantee on account of exercise of OSOs.

                (b)           Subject to the provisions of Section 7(d) hereof, all determinations required to be made under this Agreement, including whether an Excise Tax is payable by the Grantee and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by an outside “Big 4” or similar international accounting firm chosen by the Company (the “Accounting Firm”).  The Grantee will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Grantee within 15 calendar days after the effective date of the Change in Control, and any other such time or times as may be requested by the Company or the Grantee.  If the Accounting Firm determines that any Excise Tax is payable by the Grantee, the Company will pay the required Gross-Up Payment to the Grantee within five business days after receipt of such determination and calculations, but in no event later than the end of the Grantee’s taxable year following the Grantee’s taxable year in which such tax owed by such Grantee that is subject to the Gross-Up Payment is remitted to the applicable taxing authority.  If the Accounting Firm determines that no Excise Tax is payable by the Grantee, it will, at the same time as it makes such determination, furnish the Grantee with an opinion (addressed to both the Grantee and the Company) or other evidence reasonably acceptable to the Grantee that the Grantee has substantial authority not to report any Excise Tax on the Grantee’s federal, state, local income or other tax return.  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Grantee.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 7(d) hereof and the Grantee thereafter is required to make a payment of any Excise Tax, the Grantee will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Grantee as promptly as possible.  The amount of any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Grantee within five business days after receipt of such determination and calculations, but in no event later than the end of the Grantee’s taxable year following the Grantee’s taxable year in which such tax owed by such Grantee that is subject to the Gross-Up Payment is remitted to the applicable taxing authority.

                (c)           The Company and the Grantee will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Grantee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 7(b) hereof.

                (d)           The federal, state and local income and other tax returns filed by the Grantee will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Grantee.  The Grantee will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Grantee’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of the Grantee’s federal income tax return, or corresponding state and local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Grantee will within five business days pay to the Company the amount of such reduction.

                (e)           The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 7(b) and (d) hereof will be borne by the Company.  If such fees and expenses are initially advanced by the Grantee, the Company will reimburse the Grantee the full amount of such fees and expenses within five business days after receipt from the Grantee of a statement therefor and reasonable evidence of his payment thereof.

                (f)            The Grantee will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as promptly as practicable but no later than 10 business days after the Grantee actually receives notice of such claim and the Grantee will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Grantee).  The Grantee will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company, and (b) the date that any payment of an amount with respect to such claim is due.  If the Company notifies the Grantee in writing prior to the expiration of such period that it desires to contest such claim, the Grantee will (i) provide the Company with any written records or documents in the Grantee’s possession relating to such claim reasonably requested by the Company, (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Grantee, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 7(f), the Company may, at its option, control all proceedings taken in connection with the contest of any claim contemplated by this Section 7(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Grantee may participate therein at his own cost and expense) and may, at its option, either direct the Grantee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Grantee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Grantee to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Grantee on an interest-free basis and will indemnify and hold the Grantee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Grantee with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Grantee will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                (g)           If, after the receipt by the Grantee of an amount advanced by the Company pursuant to Section 7(f) hereof, the Grantee receives any refund with respect to such claim, the Grantee will (subject to the Company’s complying with the requirements of Section 7(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).  If, after the receipt by the Grantee of an amount advanced by the Company pursuant to Section 7(f) hereof, a determination is made that the Grantee will not be entitled to any refund with respect to such claim and the Company does not notify the Grantee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Agreement.

                (h)           If Grantee takes action to enforce this Section 7 against the Company (which for this purpose shall include making preparations for taking such enforcement action), and such enforcement action is in whole or part successful (whether by decision of a court or arbitrator, by settlement, by mutual agreement of Grantee and the Company, or otherwise), the Company shall promptly pay directly or, at Grantee’s election, reimburse Grantee for, all legal and other expert fees and expenses incurred by Grantee in connection with such action.

8.             General.  Subject to the provisions of Section 2.5 with respect to the form of the payment of the Settlement Consideration, the Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Stock, as determined by the Compensation Committee from time to time, as will be sufficient in the Compensation Committee’s good faith determination to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares of Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

9.             Miscellaneous

9.1.          Fair Market Value and Trading Day.  For purposes of this Agreement, the “Fair Market Value” of the Stock shall mean as of any date of determination (i) the closing price per share of Stock on the national securities exchange on which the Stock is principally traded as of 4:15 pm New York City Time, or (ii) if the Stock is not listed or admitted to trading on any such exchange, the last sale price of a share of Stock as reported by the NASD, Inc. Automated Quotation (“NASDAQ”) system, or (iii) if the Stock is not then listed on any securities exchange and prices therefore are not then quoted in the NASDAQ system, then the value determined by the Committee in good faith.  The term “Trading Day” means any day on which the Stock is traded, as contemplated by subsection (i) or (ii) above.

9.2.          No Stockholder Rights.  The Grantee shall not have any of the rights of a stockholder with respect to the Award Shares resulting from any Award prior to the issuance of Stock, if any, to the Grantee upon the due exercise of the OSOs.

9.3.          No Abrogation of Company’s Rights.  Nothing in this Agreement shall confer upon the Grantee any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the Grantee’s employment at any time.  The transfer of employment between any combination of the Company and any Affiliate of the Company shall not be deemed a termination of employment.

9.4.          Effect of the Plan.  The terms and provisions set forth in the Plan are incorporated herein by reference as if they were set forth herein; provided, however, that in the event of a direct conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall govern.  Reference to provisions of the Plan are to such provisions as they shall be subsequently amended or renumbered; provided that no amendment to the Plan which adversely affects an Award shall be effective as to that Award without the written consent of the Grantee.  The Grantee acknowledges that a current version of the Plan is available on the

Company’s intranet site, and the Company agrees to supply to the Grantee a paper copy of the current version of the Plan upon the Grantee’s request.

9.5.          Withholding.  (a) Notwithstanding anything contained herein to the contrary, other than Subsection 2.4 and Section 7, the Company will not be obligated to issue the Settlement Consideration unless the Grantee has paid (in cash or by certified or cashier’s check) to the Company all withholding taxes required to be collected by the Company under Federal, State, local or foreign law as a result of the issuance of the Deferred Shares (“Withholding Taxes”).  The Company shall be responsible for the determination of the amount of any Withholding Taxes based on the value of the Settlement Consideration.  To the extent that the Grantee desires to pay the Withholding Taxes in cash or by certified or cashier’s check, the Grantee must deliver a Withholding Taxes Cash Payment Notification to the Company’s stock OSO administrator substantially in the form of Exhibit B no later than 45 days prior to the Settlement Date of any Award issued under this Agreement.  To the extent that the Grantee elects to pay the Withholding Taxes in cash or by certified or cashier’s check, such payment must be received by the Company’s OSO administrator no later than one (1) Business Day after the Settlement Date of any Award that is the subject of the Withholding Taxes Cash Payment Notification.

(b)  The Company, in its sole discretion, may permit the Grantee to pay any or all Withholding Taxes through delivery of outstanding Stock or by the Company withholding a portion of the Settlement Consideration issuable pursuant to this Agreement.  The Grantee, however, will have no absolute right to pay the Withholding Taxes with Stock, and, if such payment is permitted by the Company, such payment must be made in strict compliance with rules for such payments established by the Company.  As of the date of this Agreement, unless the Company has received a properly executed and delivered Withholding Taxes Cash Payment Notification from the Grantee, the Company currently intends to have the Withholding Taxes paid through the withholding of Stock issuable upon satisfaction of the terms and conditions set forth in this Agreement whenever the Settlement Consideration is delivered by the Company in the form of shares of Stock (a “net issuance”).  The Stock that is withheld by the Company as part of the net issuance (the “Withheld Shares”) will be sold on behalf of the Grantee as contemplated by Section 9.9 of this Agreement; provided, however, that at the sole discretion of the Company, the Withheld Shares may be retained by the Company and the Company will satisfy the Withholding Taxes from the Company’s available cash. The Company reserves the right to change its method with respect to the Grantee for the collection of Withholding Taxes that may be owed by the Grantee at any time in its sole discretion, upon notice to the Grantee, which notice may be written or electronic notice.

9.6.          Plan and Agreement Govern.  Although any information sent to or made available to the Grantee concerning the Plan and this Award is intended to be an accurate summary of the terms and conditions of the Award, this Agreement and the Plan are the authoritative documents governing the Award and any inconsistency between the Agreement and the Plan, on one hand, and any other summary information, on the other hand, shall be resolved in favor of the Agreement and the Plan.

                                                9.7.          Affiliate.  The term “Affiliate” shall have the mean ascribed to it in the Plan.

                                                9.8.          Amendments.  Notwithstanding anything herein to the contrary, this Agreement may be amended by the Committee from time to time without the consent of the Grantee to the extent the Committee deems it appropriate to cause this Agreement and/or each Award hereunder to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including the distribution requirements thereunder) or be exempt from Section 409A and/or the tax penalty under Section 409A(a)(1)(B).

                                                9.9           Authorization to Trade.  By the execution of this Agreement, to the extent that the Company elects to issue the Settlement Consideration as a net issuance for the settlement of any Award of OSOs, and, the Grantee has not properly executed and delivered to the Company’s OSO administrator a Withholding Taxes Cash Payment Notification, the Grantee hereby irrevocably instructs the Company and a broker of the Company’s choosing, to sell on behalf of the Grantee at the “market price,” that number of shares of Stock required to generate sufficient funds to equal the Withholding Taxes required to be paid by the Grantee pursuant to Section 9.5.  The Grantee represents to the Company and the broker that the Grantee is entering into this Agreement in good faith.  The Grantee shall have no ability to modify these instructions other than by the proper execution and delivery to the Company’s OSO administrator of a Withholding Taxes Cash Payment Notification.  It is the Grantee’s intention that this provision comply with the requirements of Rule 10b5-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed by the Grantee and by an authorized officer on behalf of the Company, as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.

BY:

ITS:

GRANTEE:
(Please sign)

Name:
(Please print)

Date of Hire:

EXHIBIT A

LEVEL 3 COMMUNICATIONS, INC.

OSO AWARD LETTER

                This OSO Award (the “Award”) when taken together with the OSO Master Award Agreement dated as of                                  and the individual whose name appears on the signature line below (the “Grantee”) (the “Master Agreement”) constitutes an award to of outperform stock appreciation rights that are referred to as OSOs under the Level 3 Communications, Inc. 1995 Stock Plan (as amended from time to time).

                The terms and conditions of this Award are set forth below and in the Master Agreement, the provisions of which are incorporated herein by reference.

A.                                   The date of grant of this Award is                      (the “Award Date”).

B.                                     The Initial Price per share for each Award Share covered by this Award is $                    .

C.                                     The Settlement Date of this Award is                             .

LEVEL 3 COMMUNICATIONS, INC.

BY:
ITS:

GRANTEE:

EXHIBIT B

LEVEL 3 COMMUNICATIONS, INC.

WITHHOLDING TAXES CASH PAYMENT NOTIFICATION

                This Withholding Taxes Cash Payment Notification is being delivered by the individual whose name appears on the signature line below (the “Grantee”) in reference to an OSO Award granted to the Grantee by Level 3 Communications, Inc. (the “Company”) pursuant to that certain OSO Master Award Agreement dated as of                                  between the Company and the Grantee (the “Master Agreement”).

                Capitalized terms used in this Withholding Taxes Cash Payment Notification without definition have the meaning given to those terms in the Master Agreement.

                This Withholding Taxes Cash Payment Notification relates to the OSO Award granted to the Grantee pursuant to the Award Letter issued to the Grantee dated                                           , the Settlement Date of which OSO Award is                                          (the “Referenced OSO Award”).

                The Grantee hereby irrevocable elects to pay any Withholding Taxes that are owed by the Grantee upon the Settlement Date of the Referenced OSO Award in cash or by certified or cashier’s check made payable to Level 3 Communications, Inc. within one (1) Business Day of the Settlement Date of the Referenced OSO Award.  All payments of Withholding Taxes are to be made to the Company’s OSO award administrator.*

                The Grantee hereby represents and warrants to the Company that on the date hereof, the Grantee is not in possession of material non-public information regarding the business or financial condition of the Company and its subsidiaries.

                To the extent that the Grantee is subject to the Company’s Insider Trading Policy’s restrictions on the ability to trade the Company’s securities other than during an open trading window, the Grantee expressly acknowledges that:  (a) the Grantee has executed this Withholding Taxes Cash Payment Notification during an open trading window pursuant to the Company’s Insider Trading Policy; and (b) the Grantee may not sell any shares of Stock that are distributed to the Grantee upon the expiration of the Referenced OSO Award, so long as the trading window is closed.

GRANTEE:
(Please sign)

Name:
(Please print)

Date of Hire:

Date:

* Delivery information with respect to the payment of Withholding Taxes must be obtained from the Company’s OSO administrator.